EXHIBIT 10.8

THOMAS CL WONG Employment Contract and Addendum

EMPLOYMENT CONTRACT

EMPLOYMENT CONTRACT ("Contract"), between Asia Payment Systems (Hong Kong) Limited, a wholly-owned subsidiary of Asia Payment Systems Inc., a Nevada corporation with its common stock currently quoted on the NASD’s Over-the-counter Bulletin Board (hereinafter called “Asia Payments”), having business office at 39th Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong (hereinafter called “ The Company”), and Wong Chee Leong of P2A-3-10 Sri Camelia Apartment, Jalan Sepakat Indah 3, Taman Sepakat Indah, Sungai Chua, 43000 Kajang, Selangor Darul Ehsan, Malaysia (hereinafter called “Wong”).

WHEREAS, The Company wishes to engage the services of Wong as Senior Vice President-Accounting and Finance of The Company, and

WHEREAS, Wong is willing to provide his services and to undertake the duties and responsibilities described below and other duties and responsibilities as may be assigned to him by the Company from time to time during the term of this Contract which shall commensurate with the rank of a Senior Vice President of The Company and to enter into this Contract for such period upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, all prior contracts between the parties are waived and of no further effect, and the parties to this Contract agree as follows:

1.	EMPLOYMENT

The Company shall contract with Wong, and Wong shall serve as Senior Vice President-Accounting and Finance during the term of employment set forth in Paragraph 2 of this Contract .The Company and other subsidiaries, associated companies and affiliates of Asia Payments are engaged in the Asia and Middle East regions, in providing payments and loyalty rewards products to consumers and payments processing services to banks and corporate clients.

2.	TERM

The term of this Contract shall be for a period of three (3) years commencing on July 1, 2006 (hereinafter referred to as “Commencement Date”)

3.	JOB TITLE AND DUTIES

3.1	Title and Duties

Wong shall have duties and responsibilities commensurate with his title and position from time to time. Wong shall devote his time and attention to, and exert his best efforts in the performance of his duties hereunder, so as to promote the businesses of The Company and Asia Payments and the subsidiaries, associated companies and affiliates of Asia Payments. With effect from the Commencement Date, Wong shall be seconded to Synergy Cards Sdn. Bhd., a subsidiary of Asia Payments in Malaysia, until further notice, as Vice President-Finance.

As Senior Vice-President-Accounting and Finance, Wong shall report directly to the CFO of the Asia Payments and shall be responsible for the overall accounting matters, financial budgeting and reporting of all the subsidiaries and associated companies of Asia Payments, including any other financial and operational related matters which may be assigned to him by The Company from time to time. His duties shall include the supervision of all the finance and/or accounting staff of Asia Payments and its subsidiaries and associated companies, including The Company.

The Company will determine and notify Wong of his duties and responsibilities from time to time during the term of this Contract.

3.2	Confidential Information

Wong shall not, directly or indirectly, or at any time, during the term of this Contract hereunder or thereafter and without regard to when or for what reason, if any, use or permit the use of any trade secrets, customers' lists, or other information of, or relating to The Company and Asia Payments, or any of its subsidiaries or associated companies or affiliates in connection with any of their activities or businesses, except as may be necessary in the performance of his duties hereunder or as may be required by any applicable law or determination of any duly constituted administrative agency.

4.	COMPENSATION AND EXPENSES

4.1	Compensation

(i) Base Salary

The Company shall pay Wong a basic salary of HK$ 35,000 per month and such salary shall be revised upward annually at a rate as may be solely determined by The Company based on an annual review of his performance as may be conducted by The Company and/or Asia Payments and/or any of its subsidiaries or associated companies and/or affiliates which Wong may be seconded to from time to time during the term of this Contract. In making monthly payment of the said basic salary to Wong, The Company shall be entitled to deduct any cash based compensation which he may be paid by any of its subsidiaries and/or associated companies and/or affiliates.

(ii) Stock Options
Wong shall be entitled to 150,000 Asia Payments’ stock options (“Options”) per year priced at US$ 0.20 each to purchase 150,000 Common Shares of Asia Payments. The Options shall be vested at the rate of 37,500 shares per calendar quarter, at the end of each quarter. In addition, the Options may be exercised by means of a cashless exercise manner as defined in Appendix I.

(iii) Benefits
Wong shall be entitled to enjoy all the employee benefit plans that The Company or Asia Payments may implement from time to time for the employees of equal rank.

(iv) Incentives
Wong shall be entitled to participate in any performance incentive plan that The Company or Asia Payments or the subsidiary or associated company or affiliate which he has been seconded to, may implement from time to time.

4.2	Business Expenses

The Company or the subsidiary or associated company or affiliate which Wong has been seconded to will reimburse him for all reasonable expenses properly incurred by him in the performance of his duties hereunder, upon presentation of properly itemized charges, receipts and/or similar documentation, and otherwise in accordance with policies established from time to time by the above said companies.

4.3	Housing Allowance

Should Wong be discharging his duties and responsibilities under this Contract from the Company’s office in Hong Kong or required to be seconded to any of the subsidiaries or associated companies or affiliates located outside of Malaysia, Wong shall be entitled to a company paid accommodation for him and his immediate family members or a monthly housing allowance of a reasonable amount to be solely determined by Asia Payments, payable monthly. This allowance will be paid directly to Wong who will be responsible for negotiating and concluding his own contractual arrangements for housing and making all relevant payments.

4.4	Work Location And Taxes

For the purpose of Compensation payable to Wong under this Contract, Wong is deemed to be based in Hong Kong. Wong shall be fully responsible for any income tax or other taxes he may be subjected to in Hong Kong and/or any country which he may be located to discharge his duties and responsibilities under this Contract.

5	Holidays and Annual Vacation Leave

Wong shall be entitled to all public holidays in the country he is located at the time, in addition, to annual vacation leave which shall accrue on a pro rata basis during the contract term at the rate of Eighteen (18) days per annum which vacation and/or personal day(s) shall be taken by him at such time or times as are consistent with the needs of the business.

6.	TERMINATION AND SEVERANCE PAYMENT

6.1	Termination

Upon the occurrence of an event of termination (as hereinafter defined) during the period of Wong's employment under this Contract, the provisions of this Paragraph 6 shall apply for consequence relating to the financial obligations of the parties hereto. As used in this Contract an "event of termination" shall mean and include any one or more of the following:

(i)

The termination by The Company of Wong's employment under this Contract hereunder due to "cause" as defined in (iii) herein below; and in which event, The Company shall be entitled to discontinue all it obligations under this Contract.

(ii)

Wong's resignation from The Company or the related company which he has been seconded to pursuant to the provisions of this paragraph, upon material breach of this Contract by the Company and such breach continues for at least ninety (90) days following written notification by Wong. Upon the occurrence of the event described above, Wong shall have the right to elect to terminate his employment under this Contract by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time not to exceed, except in case of continuing breach, four (4) calendar months after the event giving rise to said right to elect, and in which event, The Company shall be obligated to pay to Wong, within 30 days from the date of termination of Wong’s employment with The Company, an amount equals to last drawn monthly basic salary multiplied by the remaining months of the unexpired period of this Contract.

(iii)

Termination by The Company for "cause" shall mean Wong's termination by action of The Company because of dishonesty, gross neglect of duties hereunder, conviction of a felony, engaging directly or indirectly in any competing business of Asia Payments or it subsidiaries or associated companies or affiliates, or willful misconduct.

(iv)

Termination by action of The Company without “cause”, and in which event, The Company shall be obligated to pay to Wong, within 7 days from the date of termination of Wong’s employment with The Company ,an amount equals to the last drawn monthly basic salary multiplied by the remaining months of the unexpired period of this Contract.

(v)

Wong’s resignation from The Company or the company which he has been seconded to with whatever reason other than that stated in Clause 6 (ii) above or medical reason, and in which event, Wong shall be obligated to pay to the Company, within 7 days from the date of termination of Wong’s employment with The Company, an amount equal to HK$ 210,000.

7.       INTELLECTUAL PROPERTY

Any idea, invention, design, written material, manual, system, procedure, improvement, development or discovery conceived, developed created or made by Wong alone or with others relating to the business of The Company and/or Asia Payments or any of its subsidiaries or associated companies or affiliates during the contract period and whether or not patented or copy righted or trademarked, shall become the sole and exclusive property of the Company and/or Asia Payments. Wong shall disclose the same promptly and completely to The Company and/or Asia Payments and shall, during the employment period (i) execute all documents required by The Company and/or Asia Payments for vesting in The Company’s and/or Asia Payments the entire right, title and interest in and to same, (ii) execute all documents required by The Company and/or Asia Payments for filing and prosecuting such applications for patents, trademarks, service marks and/or copyrights as The Company and/or Asia Payments, in its sole discretion, any desire to prosecute, and (iii) give The Company and/or Asia Payments all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect The Company’s and/or Asia Payments’ right therein and thereto.

8.	ASSIGNMENT

This Contract and any rights (including Wong's Compensation) hereunder shall not be assigned, pledged or transferred in any way by either party hereto except that The Company shall have the right to assign its rights hereunder to any third party successor in interest of The Company and/or Asia Payments whether by merger, consolidation, purchase of assets or stock or otherwise. Any attempted assignment, pledge, transfer or other disposition of this Contract or any rights, interests or benefits contrary to the foregoing provisions shall be null and void.

9.	NOTICES

All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, sent by facsimile, or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid to, the applicable party and addressed as follows:

· if to The Company:

Asia Payment Systems (Hong Kong) Limited
39th Floor, One Exchange Square
8 Connaught Place
Central, Hong Kong
Facsimile: 852-2110-9983

(ii) if to Wong:	Wong Chee Leong P2A-3-10 Sri Camelia Apartment, Jalan Sepakat Indah 3, Taman Sepakat Indah, Sugai Chua, 43000 Kajang, Selangor, Malaysia. Facsimile:

10.	SEVERABILITY

If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the jurisdiction in which made and to the provisions of this Contract directly involved in the controversy in which such judgment shall have been rendered.

11.	WAIVER

No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy under or relating to this Contract shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any rights, powers or remedies under or relating to this Contract shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.	ENTIRE CONTRACT/GOVERNING LAW

This Contract embodies the entire understanding and supersedes all other oral or written Contracts or understandings, between the parties regarding the subject matter hereof. No change, alteration, or modification hereof may be made except in writing signed by both parties hereto. This Contract shall be construed and governed in all respect and shall at all times be determined in accordance with the laws of Hong Kong SAR, China.

14.	HEADINGS

The headings of Paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Contract.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Contract, consisting of seven (7) pages, on this 1st day of July, 2006.

Wong Chee Leong WONG CHEE LEONG	Asia Payment Systems (Hong Kong) Limited By: KING K. NG
Malaysia I/C: 611026-08-5691	Name: King K. Ng Director

Witnessed by:	Witnessed by:

LIEN WG PENG	KING K. NG
Name: LIEN WG PENG	Name: KING K. NG

Appendix I

Cashless Exercise

If the market price of one share of common stock is greater than the exercise price of the Options granted, the Options may be exercised by means of a net issue exercise. Upon such exercise, the Holder shall be entitled to receive shares of the common stock equal in value to the value of the Options (or the portion thereof being cancelled) and the Company shall issue to Holder a number of shares of the common stock computed as of the date of surrender of the Options to the Company using the following formula:

X = Y*(A-B)/A
Where

X =	the number of shares of common stock to be issued to Holder;
Y =	the number of shares of common stock purchasable under the Options or, if only a portion of the Options is being exercised, the portion of the Option being cancelled (at the date of such calculation);
A =	the market price at the date of exercise of one share of the common stock (at the date of such calculation); and
B =	the exercise price of the Options granted (the closing price of the common stock on the date of signing this contract, as adjusted to the date of such calculation).

     Addendum And Amendments To The Employment Contract Entered Into Between Wong Chee Leong (“Wong”) And Asia Payment Systems (Hong Kong) Limited. (“The Company”) dated July 1, 2006 (“Employment Contract”)

The Company and Wong hereby agree to add the following terms and conditions to, and amend certain terms and conditions of, the Employment Contract, with effect from January 1, 2007 (Effective Date”):

1.	Commencing from the Effective Date, Wong shall serve as Executive Vice President-Chief Financial Officer of Asia Payments instead of Senior Vice President-Accounting and Finance of the Company.

2.

As Executive Vice President-Chief financial Officer of Asia Payments, Wong shall report directly to the President & Chief Executive Officer of Asia Payments and shall be responsible for all financial related matters, including accounting, budgeting, treasury, reporting, planning and control of Asia Payments and its subsidiaries, associated companies and affiliates.

3.	The Term of the Employment Contract shall be for a period of five (5) years instead of three (3) years, commencing on July 1, 2006.

4.	Commencing from the Effective Date, the Company shall pay Wong a basic salary of HK$48,000 per month.

5.

Wong shall be entitled to additional 750,000 Options priced at US$0.10 each. These additional Options shall be vested at the rate of 25,000 Options per calendar quarter, at the end of each quarter, commencing from the Effective Date to July 31, 2009, and thereafter, at 62,500 Options at the end of each quarter until the expiration of the Employment Contract.

6.	The amount of US$210,000 as stated in Clause 6.1 (v) of the Employment Contract shall, from the Effective Date, be replaced with HK$ 288,000.

7.	The Company, Asia Payments and Wong hereby agree that this Employment Contract is hereby assigned from the Company to Asia Payments with effect from the Effective Date.

For and on-behalf of Asia Payment Systems (Hong Kong) Limited

KING K. NG
King K. Ng
Director
Date: January 1, 2007

Wong Chee Leong

WONG CHEE LEONG
Malaysia I/C: 611026-08-5691
Date: January 1, 2007

For and on-behalf of Asia Payment Systems, Inc.

KING K. NG
King K. Ng
Director, President & Chief Executive Officer
Date: January 1, 2007